UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934
(Amendment No.___)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2018

To the Stockholders of TransAct Technologies Incorporated:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of TransAct Technologies Incorporated (the "Company" or "TransAct"), a Delaware corporation, will be held on May 21, 2018 at 10:00 a.m. Eastern Time, at the Company's executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.  At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

(1)	To elect John M. Dillon as a director to serve until the 2021 Annual Meeting of Stockholders or until the director's successor has been duly elected and qualified;
(2)	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2018;
(3)	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;
(4)	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Stockholders of record at the close of business on March 23, 2018 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

STEVEN A. DEMARTINO Secretary

Hamden, Connecticut
April 11, 2018

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE COMPANY REQUESTS THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE.  IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

TRANSACT TECHNOLOGIES INCORPORATED
One Hamden Center
2319 Whitney Avenue
Suite 3B
Hamden, CT 06518

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 21, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on May 21, 2018.

This Proxy Statement, the TransAct Technologies Incorporated 2017 Annual Report and the means to vote by Internet are available at www.proxyvote.com.  This Proxy Statement and the TransAct Technologies Incorporated 2017 Annual Report are also available at www.transact-tech.com.

This Proxy Statement is being made available to our stockholders in connection with a solicitation of proxies by the Board of Directors (the "Board") of TransAct Technologies Incorporated ("TransAct" the "Company," "we," "us," or "our") for use at the 2018 Annual Meeting of Stockholders of the Company (the "Annual Meeting") and at any adjournment or postponement of the Annual Meeting.  The Annual Meeting will be held on Monday, May 21, 2018, beginning at 10:00 a.m. Eastern Time, at the Company's executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

We are furnishing the proxy materials via the Internet under the rules of the Securities and Exchange Commission ("SEC"). On or about April 11, 2018, we are mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders of record of our common stock with a proxy card to be mailed 10 business days after the Notice.  If you receive the Notice by mail, you will not receive a paper copy of the proxy materials unless you request one.  The Notice provides instructions on how you may access and review the proxy materials on the Internet and how to cast your vote over the Internet or by telephone.  The Notice also contains instructions on how to request a paper copy of our proxy materials, free of charge.

We have adopted a procedure approved by the SEC called householding. Under this procedure, stockholders of record who have the same address and last name will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees. If you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact your broker if your shares are held in a brokerage account or contact our mailing agent, Broadridge Financial Solutions, Inc., at 1-866-540-7095.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2018: This Proxy Statement, our 2017 Annual Report, the form of proxy and voting instructions are being made available to stockholders on or about April 11, 2018 at www.proxyvote.com and this Proxy Statement and our 2017 Annual Report are also being made available to stockholders at www.transact-tech.com.  If you receive the Notice and would still like to receive a printed copy of the proxy materials or our 2017 Annual Report, including audited financial statements for the year ended December 31, 2017, you may request a printed copy by any of the following methods: (a) via telephone at 1-800-579-1639; (b) via Internet at www.proxyvote.com; or (c) via e-mail at sendmaterial@proxyvote.com.  Please make the request as instructed above and in the Notice on or before May 7, 2018 to facilitate timely delivery.

All proxies will be voted in accordance with the instructions they contain. If you execute your proxy but do not specify your voting instructions on your proxy card with respect to a particular matter, your shares will be voted in accordance with the recommendations of our Board.

The Board recommends that you vote:
•	Proposal 1 – FOR the election of John M. Dillon as a director of the Company;
•	Proposal 2 – FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2018;
•	Proposal 3 – FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

GENERAL

As of the date of this Proxy Statement, the Board is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein.  Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the proxies confer upon the persons named in the accompanying proxy the authority to vote in respect of any such other matter in accordance with the recommendation of the Board.

The cost of preparing, assembling and mailing this proxy material will be borne by the Company.  The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use the telephone or otherwise to obtain proxies.  The Company will also request persons, firms and corporations holding shares in their names, or owned by others, to send this proxy material to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY VISITING WWW.PROXYVOTE.COM. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

SOLICITATION AND REVOCATION OF PROXY

The proxy will be voted as specified on the proxy unless such proxy is timely revoked as provided herein.  A specification on the proxy may be made to vote "for" or "withhold" for the election of a director, and as to the other matters presented to stockholders, to vote "for" or "against" or "abstain" from those proposals.  Where an executed proxy has been received, but a choice is not specified, the shares represented by the proxy will be voted to elect the director nominee, to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm and to approve, on an advisory basis, the compensation of our named executive officers.  In addition, the proxy confers discretionary authority to vote on any matter properly presented at the Annual Meeting which is not known to the Company as of the date of this Proxy Statement.

Brokers are not permitted to vote your shares with respect to matters which are deemed "non-routine" without instructions from you.  A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for "non-routine" matters because the broker has not received timely voting instructions from the beneficial owner on the proposal and does not have discretionary authority to vote in the absence of instructions.  The election of directors and the advisory vote on the compensation of our named executive officers are deemed to be "non-routine" matters.  Accordingly, if your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or the advisory vote on the compensation of our named executive officers your shares will not be counted as having been voted on those matters.  Ratification of PricewaterhouseCoopers LLC as our independent registered public accounting firm is a routine matter, and therefore brokers would have discretion to vote on this proposal without having received timely voting instructions from  you.  Broker non-votes, as well as abstentions, are counted as present for the purpose of determining a quorum.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.  All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company, as follows:  TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  A later-dated proxy or written revocation must be received before the Annual Meeting by the Secretary of the Company, or it must be delivered to the Secretary of the Company at the Annual Meeting before proxies are voted.  A stockholder may also revoke a proxy by submitting a new proxy via the Internet at www.proxyvote.com no later than 11:59 P.M. Eastern Time on May 20, 2018.  Attendance at the Annual Meeting does not, without further action, revoke the appointment of a proxy; however it may be revoked by voting in person at the Annual Meeting before your proxy is exercised.  A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company's Secretary or other person responsible for tabulating votes on behalf of the Company.

VOTING SECURITIES

Stockholders of record on March 23, 2018 are entitled to vote at the Annual Meeting.  Each holder of common stock is entitled to cast one vote for each share of common stock held on March 23, 2018.  There were 7,442,236 shares of common stock issued and outstanding and entitled to vote at the close of business on March 23, 2018.  Shares representing a majority of the shares issued, outstanding and entitled to be voted at the Annual Meeting, present in person or represented by proxy, will constitute a quorum to transact business at the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Company's common stock as of March 23, 2018 by: (i) each person known by the Company to own beneficially more than 5% of the Company's common stock; (ii) each director or nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group.  Except as otherwise indicated, each of the persons named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such person's name and the address of the holder is One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
More than 5% Stockholders:
Grand Slam Asset Management, LLC and Mitchell Sacks (1)	535,135	7.19%
Renaissance Technologies Holding Corporation (2)	451,100	6.06%

Directors and Executive Officers:
Bart C. Shuldman (3)	259,820	3.40%
Graham Y. Tanaka (4)	236,746	3.16%
Steven A. DeMartino (5)	206,222	2.72%
Thomas R. Schwarz (6)	95,909	1.28%
John M. Dillon (7)	54,050	*
Andrew J. Newmark (8)	51,898	*
Andrew J. Hoffman (9)	31,041	*
Tracey S. Chernay (10)	29,375	*
All current directors and executive officers as a group (10 persons) (11)	1,010,311	12.53%
________
*	Less than 1% of the outstanding common stock.

(1)
This information listed in the table and this footnote is based solely on the Schedule 13G/A filed on February 14, 2018 by Grand Slam Asset Management, LLC ("GSAM") and Mitchell Sacks. GSAM serves as the investment manager for a private investment fund and Mitchell Sacks is the Chief Investment Officer of GSAM.  GSAM and Mitchell Sacks have shared dispositive authority over the 535,135 shares reported in the Schedule 13G/A.  The address of GSAM and Mitchell Sacks is 2160 North Central Road, Suite 306, Fort Lee, NJ  07024.

(2)
This information listed in the table and this footnote is based solely on the Schedule 13G filed on February 14, 2018 by Renaissance Technologies Holding Corporation ("Renaissance"). Renaissance serves as the investment manager for a private investment fund with respect to which it has shared dispositive authority over 33,258 shares, sole dispositive authority over 417,842 shares, and sole voting power over 411,252 shares reported in Schedule 13G, respectively.  The address of Renaissance is 800 Third Avenue, New York, NY 10022.

(3)
Includes 1,500 shares owned by his spouse in an individual retirement account, 4,800 shares owned by his minor children and 3,750 shares owned by his mother.  Includes 200,875 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan and 4,050 restricted stock units ("RSUs") that will convert into shares of common stock within 60 days of March 23, 2018 granted under the Company's 2014 Equity Incentive Plan.  Also includes 19,657 deferred stock units issued under the Company's 2015 Incentive Bonus Program, which are fully vested and convertible into shares of common stock as of March 23, 2018.

(4)
Includes 54,375 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan, 1,675 RSUs that will convert into shares of common stock within 60 days of March 23, 2018 granted under the Company's 2014 Equity Incentive Plan and 3,015 shares deemed beneficially owned by Mr. Tanaka that are directly owned by his children.  Mr. Tanaka maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of common stock, are pledged as collateral security for the repayment of debt balances, if any, in the accounts.  At March 23, 2018, Mr. Tanaka held 125,000 shares of common stock in such accounts.

(5)
Includes 144,275 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan and 1,275 RSUs that will convert to shares of common stock within 60 days of March 23, 2018 granted under the Company's 2014 Equity Incentive Plan.  Also includes 8,574 deferred stock units issued under the Company's 2015 Incentive Bonus Program, which are fully vested and convertible into shares of common stock as of March 23, 2018.

(6)
Includes 46,875 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan and 1,675 RSUs that will convert to shares of common stock within 60 days of March 23, 2018 granted under the Company's 2014 Equity Inventive Plan.

(7)
Includes 41,875 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan and 1,675 RSUs that will convert to shares of common stock within 60 days of March 23, 2018 granted under the Company's 2014 Equity Incentive Plan.

(8)	Mr. Newmark retired effective December 31, 2017 and has no options currently exercisable or to become exercisable within 60 days of March 23, 2018.
(9)

Includes 17,500 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan.

(10)
Includes 29,375 shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan.

(11)
Includes 618,731 deferred stock units, shares subject to options currently exercisable or to become exercisable within 60 days of March 23, 2018 granted under the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan, and RSUs that will convert to shares of common stock within 60 days of March 23, 2018 granted under the Company's 2014 Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's common stock to file with the SEC and the Nasdaq Global Market ("Nasdaq") reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  To the Company's knowledge, based solely on review of the copies of such reports, or written representations that no other reports were required to be filed by those persons, the Company believes that, during the fiscal year ended December 31, 2017 each of the Company's officers, directors and greater than 10% stockholders timely complied with all applicable Section 16(a) filing requirements, except Mr. Bart Shuldman, Mr. Steven DeMartino and Mr. Andrew Newmark each filed a Form 4 one day late on March 1, 2017 in connection with the vesting of restricted stock units, and Mrs. Tracey Chernay filed a Form 4 one day late on November 20, 2017 in connection with the exercise of stock options and sale of the underlying shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains written policies that relate to the identification, review and approval of related party transactions, in addition to the requirements of Nasdaq and the SEC.  As part of a review of possible related person transactions, the Company periodically distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers.

Our Standards of Business Conduct require all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company.  Under our Standards of Business Conduct, situations that involve, or may reasonably be inferred to involve, a conflict between a director, officer or employee's personal interests and the interests of the Company should be disclosed to the Chair of the Audit Committee.  The Audit Committee is then responsible for reviewing the transaction.  No transaction determined to be a related party transaction will be approved or ratified if the transaction is contrary to the best interests of the Company.  In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account such factors as it deems appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction.

From January 1, 2016 to the date of this Proxy Statement, there have not been any transactions subject to the Company's related party transaction policy or of the type described in Item 404 of Regulation S-K, and currently no such transactions are proposed.

CORPORATE GOVERNANCE

The Company strives to maintain corporate governance practices that benefit the long-term interests of the Company's stockholders by clearly outlining the Company's duties and responsibilities, providing a framework for active and fruitful discussions among the members of the Board and between the Board and management, and avoiding conflicts of interest and other legal and ethical problems. Accordingly, the Company's corporate governance practices are designed not only to satisfy regulatory requirements, but also to provide for effective management of the Company.

Information on the Company's corporate governance practices is available under the "Corporate Governance" tab on the "Investor Relations" page of our website at www.transact-tech.com.  The information on the website includes the Company's Corporate Governance Principles, the charters of each of the Company's Committees, and the Company's Standards of Business Conduct, which includes a code of ethics applicable to the officers responsible for financial reporting, the Chief Executive Officer (Principal Executive Officer) ("CEO"), Chief Financial Officer (Principal Financial Officer) ("CFO") Chief Accounting Officer (Principal Accounting Officer) and Controller.  Due to the geographical dispersion of our directors, the directors' attendance at the annual meeting of stockholders is encouraged but we have no formal policy that requires attendance.  None of the directors attended the Company's 2017 Annual Meeting of stockholders.

Board Leadership Structure

At present, the Board has chosen to combine the positions of Chairman of the Board and CEO of the Company, with Mr. Bart C. Shuldman serving in both capacities.  The Board believes it is important to retain the organizational flexibility to determine whether the roles of Chairman and CEO should be separated or combined in one individual.  While there may be circumstances in which an independent Chairman is appropriate, the Board currently believes that our CEO is the individual with the necessary experience, insight, commitment and support of the other Board members to carry out effectively the role of Chairman.

Our independent directors meet in executive session, without management or employee directors present, following most regularly scheduled Board meetings.  In addition, independent directors may convene additional executive sessions at any time. The executive sessions are led by the Chair of the committee who is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters).  When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Compensation and Corporate Governance Committee presides.  For this reason, and because of the small size of the Board, the Company has not designated any of the independent directors as a "lead director."

The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure.  Moreover, the Board believes that combining the Chairman and CEO positions does not impede independent oversight.  All of the members of the Board are independent under Nasdaq rules except for Mr. Shuldman.

Board's Role in Risk Oversight

The Company has a strong internal control environment to identify and manage risk.  Senior management is responsible for assessing and managing the various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs.  These include Standards of Business Conduct, robust product quality standards and processes, and a comprehensive internal and external audit process.  Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed.  The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the overall approach to risk management.  The Board exercises these responsibilities periodically as part of its meetings and also through its four committees, each of which examines various components of enterprise risk as part of its responsibilities.  The Compensation and Corporate Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management.  The Nominating Committee manages risks associated with board independence and potential conflicts of interest.   In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.  The Board of Director's role in risk oversight is consistent with our leadership structure, with the CEO, President and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Board Size

Our By-laws provide that the Board should not have fewer than five members (or as the Board shall determine by resolution) and our Corporate Governance Principles provide that the Board should generally have between five and ten members.  In establishing the appropriate number of directors, the Board along with the Compensation and Corporate Governance Committee consider (i) resignations and retirements from the current Board, (ii) the availability of appropriate, qualified candidates, and (iii) the goal of ensuring that the Board is small enough to facilitate active discussions and decision-making while, at the same time, it is large enough to provide an appropriate mix of continuity, experience, skills and diversity so that the Board and its Committees can effectively perform their responsibilities. The Board has determined that four directors is an appropriate number of members at this time to effectively perform its responsibilities.

Criteria for Membership on the Board

The Board and its Nominating Committee consider a number of different factors in selecting nominees for director.  Some of these factors, such as integrity, are applied uniformly to all prospective candidates.  Others, such as specific industry experience, may be adopted on a case-by-case basis by the Board and the Nominating Committee based on the Company's business needs and makeup at the time a nomination is under consideration.  The Nominating Committee and the Board apply the same criteria to each candidate for the Board, regardless of whether the candidate is proposed by a stockholder or another source.  Specific criteria considered by the Nominating Committee and the Board include:

Independence.  The Board, in its Corporate Governance Principles and Committee charters, has established a policy that requires a substantial majority of the directors to be "independent" members of the Board, and only "independent" directors may serve on the Audit Committee, the Nominating Committee and the Compensation and Corporate Governance Committee.  The Nominating Committee and the Board consider the independence of each prospective director before election and further consider the independence of all continuing directors on at least an annual basis.  The Board has determined that Messrs. Dillon, Schwarz and Tanaka are independent in accordance with the standards of Nasdaq and the Company's criteria and Mr. Shuldman, the Company's Chairman and CEO, is not independent.  The Board applies the following criteria in determining independence, which criteria are derived from Nasdaq's listing standards as well as certain additional requirements that are imposed on certain Committee members under the rules and regulations of the SEC and the Internal Revenue Service (the "IRS"):

•
Independent Judgment. The director must not have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that might have an impact on the director's judgment.

•
Employment. The director must not have been an employee of the Company or any parent or subsidiary of the Company at any time during the past three years.  In addition, a member of the director's immediate family (including the director's spouse, parents, stepparents, children, stepchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the director's home other than a tenant or employee) must not have been an executive officer of the Company during the past three years.

•
Other Payments. Neither the director nor a member of his or her immediate family may have received compensation of more than $120,000 from the Company during any period of twelve consecutive months during the past three years, except for director fees, payments arising solely from investments in the Company's securities, benefits under certain Company plans and non-discretionary compensation, certain permitted loans and compensation paid to a family member who is not an executive officer of the Company.

•
Auditor Affiliation. Neither the director nor a member of his or her immediate family may be a current partner of the Company's independent auditors or have been a partner or employee of the Company's independent auditors who worked on the Company's audit at any time during the past three years.

•
Interlocking Directorships. Neither the director nor any member of his or her immediate family may be employed as an executive officer by another entity where, at any time during the past three years, any of the Company's executive officers served on the compensation committee.

•
Transactions. Neither the director nor any member of his or her immediate family may be a partner in, or a controlling stockholder or executive officer of, any organization that, during the current or any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $200,000 or 5% of the recipient's annual consolidated gross revenues for such year (excluding payments arising solely from investments in the Company's securities or paid under a non-discretionary charitable matching program).

•
Additional Standards for Audit Committee Members. Any director who serves on the Board's Audit Committee may not, directly or indirectly, have received any consulting, advisory or other compensatory fee from the Company (other than certain retirement benefits and deferred compensation) or be an affiliate of the Company (except as a director, but including by way of stock ownership).  In addition, no such director may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Overall Board Composition.  The Board believes it is important to consider the professional skills and background, experience in relevant industries, age and diversity of its directors in light of the Company's current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including integrity, judgment and business acumen.  In addition, each director must be no older than 80 years of age at the time of nomination or re-nomination.

Diversity.  The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to high standards of Board service.

Commitments.  Each director must have the time and ability to make a constructive contribution to the Board.  While the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may sit, this is a factor that may be considered in reviewing a candidate's suitability.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company's Board are expected to attend Board and Committee meetings regularly; to stay informed about the Company and its business; to participate in discussions of the Board and its Committees; to take an interest in the Company's business and provide advice and counsel to the Company's CEO; and to comply with the Company's Corporate Governance Principles and other applicable policies.

Regulatory Requirements.  The Board must have directors who meet the criteria established from time to time by Nasdaq, the SEC, the IRS and other applicable regulatory entities for service on the Board and its Committees.

Director Nomination Process

Under its charter, the Nominating Committee is responsible for identifying, reviewing and recommending individuals to the Board for nomination or election as directors. This typically involves the following steps:

•
Specific Criteria. The Nominating Committee and the Board review the overall composition of the Board in light of the Company's current and expected business needs and, as a result of such assessments, may establish specific qualifications that the Committee will seek in Board candidates.

•
Identifying New Candidates. The Nominating Committee may seek to identify new candidates for the Board (i) who possess the desired qualifications and (ii) who satisfy the other requirements for Board service.  In identifying new director candidates, the Committee may seek advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources.  The Committee may also, but need not, retain a search firm in order to assist in these efforts.

•
Reviewing New Candidates. The Nominating Committee reviews the potential new director candidates identified through the process described above.  This involves reviewing the candidates' qualifications and conducting an appropriate background investigation.  The Committee may also select certain candidates to be interviewed by one or more Committee members.

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Reviewing Incumbent Candidates. On an annual basis, the Nominating Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria described above that apply to incumbent directors.

•
Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board to submit for approval to the stockholders at the Annual Meeting.  This slate of candidates may include both incumbent directors and new nominees.  In addition, apart from this annual process, the Committee may, in accordance with the Corporate Governance Principles, recommend that the Board elect new members of the Board who will serve until the next annual meeting of stockholders.  At the time of making any recommendation to the Board, the Committee reports on the criteria that were applied in making the recommendation and its findings concerning each candidate's qualifications.

•
Stockholder Nominations Submitted to the Committee. Stockholders may also submit names of director candidates, including their own, to the Nominating Committee for its consideration.  The process for stockholders to use in submitting suggestions to the Nominating Committee is set forth below under "Procedures for Submitting Director Nominations and Recommendations."  Candidates who are nominated for the Board by stockholders are evaluated in the same manner as recommendations received from other sources.

Board Meetings and Executive Sessions

The Board holds regular quarterly meetings, as well as periodic special meetings.  In 2017, the Board held six meetings.  Each director attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings and their average attendance was 94% during 2017.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Nominating Committee and the Executive Committee.

Each Committee is composed entirely of independent directors and operates under a written charter.  The Chair of each Committee is selected by the Board.  Each Committee, except the Executive Committee, holds regular executive sessions at which only Committee members are present.  Each Committee is authorized to retain its own outside counsel and other advisors as it desires.

Charters for the Audit Committee, the Compensation and Corporate Governance Committee, and the Nominating Committee are available on the Company's website, www.transact-tech.com. A brief summary of the committees' responsibilities follows:

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the quality and integrity of the Company's financial statements and accounting practices, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's independent registered public accounting firm and internal audit function.  Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka serve as the members of the Audit Committee, with Mr. Dillon serving as Chair.  The Board has determined that each member of the Audit Committee is an independent director under the standards of Nasdaq and the SEC and meets the financial literacy requirements of Nasdaq.  In addition, the Board has determined that Mr. Dillon is an "audit committee financial expert" as defined under the rules of the SEC.  The Audit Committee met four times during 2017.

Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee oversees the hiring and termination of all executive officers of the Company, the Company's corporate governance practices, CEO performance review and succession planning, director compensation, Board and Compensation and Corporate Governance Committee performance evaluations, stockholder communication matters, the design and management of the executive compensation programs, and the philosophy and programs for all employee compensation and benefit programs worldwide.  The Compensation and Corporate Governance Committee is responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash compensation) for the Company's CEO and our other senior executives.  The Compensation and Corporate Governance Committee is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Schwarz serving as Chair.  The Board has determined that each member of the Compensation and Corporate Governance Committee is an independent director under the standards of Nasdaq and the SEC.  The Compensation and Corporate Governance Committee met four times during 2017.

Nominating Committee. The Nominating Committee assists the Board in carrying out its responsibilities relating to the composition of the Board, including identifying, reviewing and recommending candidates to the Board for nomination as directors.  It is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Tanaka serving as Chair.  The Board has determined that each member of the Nominating Committee is an independent director under the standards of Nasdaq and the SEC.  The Nominating Committee met once during 2017.

Executive Committee. The Executive Committee meets between scheduled meetings of the Board and has the power and authority of the Board, except as limited by the Company's By-Laws.  It is comprised of Messrs. John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka.  The Executive Committee did not meet during 2017.

Standards of Business Conduct

In order to help assure the highest levels of business ethics at the Company, the Board has approved and the Company has adopted Standards of Business Conduct (the "Standards"), which apply to the Company's directors, officers and employees.  The Standards provide an overview of the Company's policies related to employee conduct in the workplace, regulatory compliance and investigations; the Company's relationships with its customers, vendors, competitors and the public; insider trading; conflicts of interest; lobbying; political activities and contributions; accuracy of books, records and financial statements; confidentiality; and the protection of all who come forward to report suspected violations of the Standards.  In addition, the Standards are a code of ethics promoting honest and ethical conduct on the part of the Company's officers who are responsible for financial reporting, including the CEO and CFO.  The Standards mandate that these officers avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company's assets and resources, comply with all applicable governmental rules and regulations, and promptly report any possible violation of the Standards.  The Standards require these individuals to promote full, fair, understandable and accurate disclosure in the Company's publicly filed reports and other public communications.  It sets forth standards for accounting practices and maintenance of records.  Individuals who fail to observe the terms of the Standards may face disciplinary action, including possible employment termination.

We will disclose on our website any amendment to or waiver from a provision of our Standards of Business Conduct as may be required and within the time period specified under applicable Nasdaq and SEC rules.  The Standard of Business Conduct is available under the "Corporate Governance" tab on the "Investor Relations" page of our website at www.transact-tech.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board currently consists of four directors and is divided into three classes.  Each class of directors is elected by the holders of the Company's common stock to serve a staggered three-year term.  At the Annual Meeting, one person is to be elected to hold office as a director until the 2021 Annual Meeting of Stockholders or until a successor is duly elected and qualified.  The nominee for election is John M. Dillon.  Mr. Dillon has been a director of the Company since 2011.  Should the nominee become unavailable, which is not anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board, or in the absence of such designation, in such other manner as the Board may in their discretion determine.  Alternatively, in such a situation, the Board may take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve.

Information Concerning Directors Whose Terms Will Expire at the 2021 Annual Meeting

John M. Dillon, 68, has been a director of the Company since 2011. Mr. Dillon is currently the CEO of Aerospike, the world's first flash-optimized database and the fastest database at scale.  Prior to joining Aerospike, Mr. Dillon served as CEO of Engine Yard, Inc., the leading cloud platform for automating and developing Ruby on Rails and PHP applications, from 2009 to 2014.   He served as CEO for Navis, Inc., a private company specializing in software systems for operating large marine container terminals and distribution centers, from 2002 to 2008.  Before Navis, he also served as CEO for Salesforce.com and President and CEO of Hyperion Solutions.  He began his career as a Systems Engineer for EDS (Electronic Data Systems) and then moved into a variety of sales management positions for various high-tech companies, including Oracle Corporation.  Mr. Dillon holds a Bachelor's degree in Engineering from the United States Naval Academy and an MBA from Golden Gate University.  He served on active duty in the nuclear submarine service for five years before beginning his civilian career.

Mr. Dillon's qualifications for election to the Company's Board include private company leadership in his current CEO role at Aerospike and in his previous CEO roles as previously discussed.  Mr. Dillon is also a director at Intacct Corporation and Centerpointe Community Bank and previously served as director of several other companies.  From his past executive and director positions, Mr. Dillon brings to our Board his extensive executive experience and knowledge operating and managing complex software and technology companies.  Mr. Dillon has consented to be named in this Proxy Statement and to serve if elected.

VOTE REQUIRED

The election of Mr. Dillon as a director of the Company requires the affirmative vote of a plurality of the votes of the Company's common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares and broker non-votes will have no effect on the election of the director.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF JOHN M. DILLON AS A DIRECTOR OF THE COMPANY.

Information Concerning Nominee for Director Whose Term Expires at the 2019 Annual Meeting

Graham Y. Tanaka, 70, has been a director of the Company since its formation in June 1996.  Mr. Tanaka has been President of Tanaka Capital Management, Inc., an investment management firm, since 1986.  He is a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc.  Mr. Tanaka holds two Bachelor's degrees in Engineering and Urban Studies from Brown University and an MBA from Stanford University and is a Chartered Financial Analyst (CFA).  Mr. Tanaka also is the author of Digital Deflation, a book that describes technology's effects on the economy.

Mr. Tanaka's qualifications for election to the Company's Board include private investment management experience as President of Tanaka Capital Management, Inc. and board experience as a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc. He has been a director of the Company since its inception and is Chairman of the Nominating Committee.  With his varied experiences as a director and investment manager working in the financial markets, Mr. Tanaka brings extensive knowledge of financial markets and financial analysis gained through his experience.

Information Concerning Nominee for Director Whose Term Expires at the 2020 Annual Meeting

Thomas R. Schwarz, 81, has been a director of the Company since its formation in June 1996 and was Chairman of the Board from June 1996 to February 2001.  Mr. Schwarz was Chairman and Chief Executive Officer of Grossman's Inc., a retailer of building materials, from 1990 until his retirement in 1994.  From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin' Donuts Incorporated, a food service company.  Mr. Schwarz is a director of Tanaka Growth Fund and another privately held company.  Mr. Schwarz graduated from Williams College in 1958 and Harvard Business School in 1964.

Mr. Schwarz's qualifications for election to the Company's Board include public company leadership experience as President, Chief Operating Officer of Dunkin' Donuts Incorporated and outside board experience as a director of Dunkin' Donuts Incorporated, Grossman's Inc., and The Tanaka Growth Fund.  He has been a director of the Company since its inception and is Chairman of the Compensation and Corporate Governance Committee.  From his past executive positions, Mr. Schwarz brings to our Board his extensive executive experience and knowledge of operating and managing complex operating companies.

Bart C. Shuldman, 60, has been Chief Executive Officer and a director of the Company since its formation in June 1996 and has been Chairman of the Board since February 2001.  Mr. Shuldman also served as the Company's President from 1996 until June 2010.  Previously, Mr. Shuldman was Vice President of Sales and Marketing of Magnetec Corporation, a former subsidiary of Tridex, from April 1993 to August 1993, and served as President of Magnetec, and later the combined operations of Magnetec and Ithaca Peripherals Incorporated, another former Tridex subsidiary, from August 1993 to June 1996.

Mr. Shuldman's qualifications for election to the Company's Board include public company leadership experience as CEO of the Company since its inception and board experience as a director and currently Chairman of the Board of the Company.  Mr. Shuldman is also a director of a privately-held company.  Mr. Shuldman brings to our Board his experience and knowledge of our business derived from his current position as CEO.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2018 fiscal year.  This selection is being presented to the stockholders for ratification at the Annual Meeting.  PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's formation in 1996.  In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

No director or executive officer of the Company has any direct or indirect substantial interest, whether by security holdings or otherwise, in the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company's 2018 fiscal year.

A representative of PricewaterhouseCoopers LLP is expected to be present in person during the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares with respect to voting on this matter will have the effect of a negative vote.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED
 BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services (the "Policy").  The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.  The Policy requires the specific pre-approval of all other permitted services.  For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC's rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company.  In addition, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm's familiarity with the Company's business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company's ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee may delegate to one of its members the authority to address certain requests for pre-approval of services between meetings of the Committee, and such Committee member is required to report his or her pre-approval decisions to the Committee at its next regular meeting.  The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company.  The Audit Committee monitors compliance by management with the pre-approval Policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S SERVICES AND FEES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.  Accordingly, the Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for the Company.  In addition, the Audit Committee has procedures in place for the pre-approval by the Audit Committee of all services provided by PricewaterhouseCoopers LLP.  These pre-approval procedures, as amended, are described above under "Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm."

The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for the years ended December 31, 2017 and 2016 are as follows:
	2017	2016
Audit Fees (1)	$429,618	$414,560
Audit-Related Fees (2)	50,000	-
Tax Fees (3)	3,581	3,213
All Other Fees (4)	1,818	1,818
Total Fees for Services Provided	$485,017	$419,591
________
(1)
Audit Fees consist of fees related to: (i) the annual audit of the Company's financial statements, (ii) reviews of the Company's quarterly financial statements, (iii) review of the Company's registration statement and other SEC filings and the (iv) statutorily required audits for the Company's UK subsidiary.

(2)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements.  These fees are principally related to services related to the adoption of the new revenue recognition standard.

(3)	Tax Fees consist of fees for the preparation of tax returns for our UK subsidiary.

(4)	All Other Fees include software license fees for the use of a web-based accounting research tool.

The Audit Committee has considered whether the provision of the above services, other than Audit Fees, is compatible with maintaining the auditors' independence and has determined that, in its opinion, they are compatible.  All of the above services during the year ended December 31, 2017 were either approved by the Audit Committee or were performed pursuant to pre-approval policies and procedures.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the internal controls over financial reporting and quality and integrity of the Company's financial statements and accounting practices, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's independent registered public accounting firm and internal audit function.

Management is responsible for preparing complete and accurate consolidated financial statements in accordance with generally accepted accounting principles.  The independent registered public accounting firm is responsible for performing independent audits of the Company's consolidated financial statements and for issuing reports about those financial statements.  The Audit Committee meets with the independent registered public accounting firm, the Chief Executive Officer and the Chief Financial Officer of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's system of internal accounting controls over financial reporting, the financial statements contained in the Company's Annual Report to Stockholders and other related matters.  Separate meetings are held with the independent registered public accounting firm and management.

In connection with its duties, the Audit Committee has taken the following actions:

•	It has reviewed and discussed the audited financial statements, as well as the assessment of internal controls over financial reporting, with management.

•
It has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the financial statements in accordance with generally accepted accounting principles, the matters required to be discussed by the statement on Auditing Standards No. 1301, "Communication with Audit Committees," as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
It has received from the independent registered public accounting firm the written disclosures describing any relationships between the independent registered public accounting firm and the Company and the letter confirming their independence as required by applicable legal requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm matters relating to their independence.

•
Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2017 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

John M. Dillon, Chair
Thomas R. Schwarz
Graham Y. Tanaka

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we seek your advisory vote on the compensation of the Company's named executive officers as described in the "Compensation, Discussion and Analysis" section tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. We ask that you support the compensation of our named executive officers as disclosed below. Your vote is advisory only, and therefore non-binding, but we can assure you that whatever the outcome of the vote, the Compensation and Corporate Governance Committee (the "Compensation Committee") and the Board will review the results carefully and take the results into account in future compensation decisions. The Compensation Committee believes the Company's executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the stockholders' long-term interests.
We believe that our programs are currently structured in the best manner possible to sustain our organizational and strategic goals, as well as to support our unique culture. Elements of our compensation program and philosophy include:

•	Seeking alignment between short-term incentive metrics such as EBITDA and stock price and stockholder value over the long term.

•	Regular review of our executive compensation programs by our independent Compensation Committee and engagement of an independent compensation consultant, as necessary or appropriate.

•
Monitoring our programs against other companies in the marketplace with whom we compete for talent and against whom we measure our success, noting in particular that this group of companies may change rapidly as the Company experiences its own growth.

•
Engaging in rigorous talent reviews of our senior executives to ensure they remain committed to the Company's short and long-term goals, developing or obtaining the skills to manage in the current economy and preparing for the inevitable succession that naturally occurs in any organization.

•	Maintaining conservative benefit programs primarily directed and offered to all employees.

•	Providing executive officers nominal perquisites.

VOTE REQUIRED

Stockholders are being asked to vote on the following resolution:

RESOLVED: That the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to item 402(d) of Regulation S-K, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.

Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee.  However, the Board values stockholders' opinions and the Board and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the philosophy, approach, and elements used by us and the Compensation Committee of our Board, which is composed entirely of independent directors of the Company, to define, manage, and review the compensation paid to our executives.  Our philosophy and approach to executive compensation apply to all executive officers of the Company, including those executives designated as named executive officers ("NEOs").  The Company's NEOs are the CEO, CFO and each of the other three most highly compensated officers.

Philosophy and Objectives of the Compensation Program

The philosophy behind our executive compensation program is premised on the belief that our compensation should be primarily performance-based and should be competitive with other similarly-sized companies in similar industries.  The primary objectives of our compensation program are to:
•	Attract, engage, retain, and reward executive officers;
•	Motivate employees and encourage individual initiative and effort;
•	Help to achieve key business objectives and attain Company goals; and
•	Align executives' interests closely with those of the Company and its stockholders to drive long term sustainable earnings growth.

Our executive compensation program principally includes base salary, an annual incentive cash performance bonus and equity incentive awards.  The Compensation Committee believes that each element of the total compensation program helps to ensure that the efforts of our executive officers support the creation of stockholder value by focusing on short-term and long-term performance goals, promoting retention of Company stock and an ownership mentality, and linking individual performance to the Company's overall performance.  The Committee retains its discretion to modify the compensation program elements in response to the needs of the Company.  Except as otherwise prohibited by law or the Company's organizational documents, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

The elements of our executive compensation program are periodically reviewed and analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys.  Although we perform periodic reviews of salary surveys and occasionally use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys or analysis or to specifically target any particular market compensation level.  This information is simply used as a market check and as one data point in reviewing our executive compensation program.

The Compensation Committee reviews Company executive officer compensation and performance data to determine whether the Company's executive compensation program is competitive and reasonable.  The Compensation Committee, on occasion, meets with the CEO and CFO to obtain recommendations with respect to the Company's compensation programs, practices and packages for the other executive officers, senior managers and other employees.  Our CEO and CFO, with the assistance and support of the human resources department, provide recommendations regarding the design of the Company's compensation program to the Compensation Committee.  The Compensation Committee considers, but is not bound to accept, management's recommendations with respect to executive compensation.

During 2015, the Compensation Committee retained Compensation Advisory Partners, an independent compensation consultant, to assist the Compensation Committee in assessing the competitiveness of the Company's total compensation program for the Company's CEO, CFO and Executive Vice President, Sales and Marketing.  Compensation Advisory Partners' work included a review of total compensation paid to the Company's CEO and CFO, assessing their compensation relative to individuals holding similar positions at companies in similar industries and size and providing market-based compensation data for base salaries, annual cash incentive awards and long-term equity awards for the CEO, CFO and Executive Vice President, Sales and Marketing.

Compensation Advisory Partners used two sources to develop their recommendations to the Compensation Committee.  The first source was Towers Watson's 2015 CSR General Industry Top Management Compensation Survey Report-U.S. which is based on the responses of 410 organizations, both publically and privately held, reporting data on 7,374 incumbents.  Of the 410 organizations surveyed by Towers Watson, Compensation Advisory Partners used benchmarking data from those companies with reported annual revenue of approximately $70 million.  The second source was Compensation Advisory Partners' own proprietary database of public general industry companies, excluding financial service companies, using benchmarking data from those companies that have annual revenue between $30 million and $175 million and a market capitalization between $30 million and $175 million.  This benchmarking data resulted in the use of 62 companies for the CEO position, 53 companies for the CFO position and 21 companies for the Executive Vice President, Sales and Marketing position.

Beginning in 2016, based on the review conducted by Compensation Advisory Partners, the Compensation Committee revised the elements of the Company's annual and long-term incentive compensation programs to further align the Company's CEO, CFO and Executive Vice President, Sales and Marketing annual incentive compensation with the goal of building longer-term stockholder value.

The Compensation Committee has not deemed it necessary at this time to engage any further consultants for the purpose of reviewing total executive compensation or individual compensation elements, although the Company continues to use the results of Compensation Advisory Partners' review as a guideline for the overall executive compensation program.

The Compensation Committee similarly engaged Compensation Advisory Partners in connection with the review of the compensation of our directors, as discussed below under "Director Compensation for Fiscal Year 2017."

Compensation Advisory Partners did not advise management of the Company, and neither Compensation Advisory Partners nor its affiliates received any compensation from the Company for services other than those performed for the Compensation Committee.  The Committee reviewed the independence of Compensation Advisory Partners and concluded that no conflict of interest was raised by the services provided by Compensation Advisory Partners.

Elements of the Company's Compensation Program

The principal elements of the Company's compensation program are base salary, an annual incentive cash bonus and equity incentive awards.

Base Salary: In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, external market data and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill.  Base salary for each executive is reviewed on an annual basis as part of our Company-wide merit review process.  The amount of any merit increase to an executive's base salary is determined based on a combination of the current position of the executive's pay against market data and the executive's performance and results during the past year.  Our CEO is responsible for assessing the performance of each executive reporting to him.  Our Compensation Committee assesses the performance of our CEO.

Annual Incentive Cash Bonus:  We have historically maintained an annual incentive cash bonus program for all executive officers, except for those who receive sales commissions, which provides our executives with the opportunity to receive performance bonuses in the form of cash upon the attainment of certain annual financial objectives, as well as performance and business objectives.  The incentive bonus opportunity is designed to be a significant portion of executive compensation in order to create and maintain a strong incentive for our executives to achieve or exceed our business strategic and annual financial objectives.  Beginning in 2016, based on the recommendation of Compensation Advisory Partners, 50% of each executive's Target Bonus (as defined below) is based on achievement of a specified level of earnings before interest, taxes, depreciation and amortization ("EBITDA") and 50% is based solely on achievement of specific individual strategic performance and business objectives.  Prior to 2016, 75% of each executive's Target Bonus was based on achievement of an EBITDA target and 25% was based solely on achievement of specific strategic performance and business objectives.

           To ensure alignment of compensation with our business objectives, our CEO and other executive officers establish specific quantitative and qualitative performance metrics for our business each fiscal year.  These performance metrics as used for incentive bonus targets are then reviewed and approved by our Compensation Committee.  The metrics are aligned with our strategic and annual business plans and are reviewed by our Board and Compensation Committee.  For 2017, the quantifiable metric of our annual incentive bonus program consisted of a target level of EBITDA of $7,800,000, excluding the effect of external acquisition related expenses (the "EBITDA Target").  The threshold and maximum EBITDA performance metrics set forth in the incentive bonus program by our Compensation Committee were $5,800,000 and $11,800,000, respectively, excluding the effect of external acquisition related expenses.

Our executive officers, except for those that receive sales commissions, participate in the incentive bonus program.  Each of our NEOs participates in the incentive bonus program, with the exception of Mrs. Chernay who is eligible to earn sales commission on our casino and gaming annual sales.  Bonuses are paid under the incentive bonus program only if the Company meets the specified quantifiable performance objectives and/or the executive meets specified individual strategic performance and business objectives.  The incentive cash bonus that any particular executive is eligible to earn is established as a percentage of the individual's base salary ("Target Bonus").  The Target Bonus percentages for 2017 for each of our NEOs who participated in the incentive bonus program were as follows:  Mr. Shuldman, 75%; Mr. DeMartino, 50%; Mr. Newmark, 40%; and Mr. Hoffman, 30%.  For 2017, 50% of each executive's Target Bonus was based on achievement of the EBITDA Target (the "EBITDA Bonus Amount") and 50% was based solely on achievement of individual strategic performance and business objectives established by the CEO and the Compensation Committee for each participant (the "Performance Bonus Amount").  No EBITDA Bonus Amount is payable unless adjusted EBITDA exceeds the specified threshold ($5,800,000 for 2017), however the executive may still earn the Performance Bonus Award based solely on the achievement of certain qualitative non-financial objectives.  Above the threshold, the EBITDA Bonus Amount is adjusted upward on a sliding scale ranging from 3% up to a maximum of 150% of the Target Bonus for 2017.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation and the effect of external acquisition related expenses. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization.  The Company adjusts EBITDA for external acquisition related expenses to provide a measure of our ongoing performance of our existing business.  A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found in the "2017 Equity Compensation" section.

With respect to the Performance Bonus Amount, performance objectives include personal goals that support the Company's overall business objectives as well as other financial and non-financial measurements.  The Compensation Committee is responsible for determining achievement of performance objectives for the CEO.  The CEO is responsible for determining achievement of performance objectives for each of his direct reports.  For other participants, achievement of performance objectives will be determined by the President or the appropriate Vice President or manager.  For 2017, the Performance Bonus Amount ranged from 0% to 50% of the Target Bonus depending on the level of achievement.

Equity Incentive Awards:  The goal of our equity-based incentive awards is to align the interests of our executives with our stockholders and to provide executives with a long-term incentive to manage the Company from the perspective of an owner with an equity stake in the business.  Because vesting of our stock awards is based on continued employment, our equity-based incentives also facilitate the retention of executives through the term of the awards.  Generally, we believe that stock options have proven to be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of stock options to our future stock price performance – i.e. executives are able to profit from stock options only if our stock price increases in value over the stock option's exercise price.

Starting in 2016, based on the review conducted by Compensation Advisory Partners, the Compensation Committee revised the elements of long-term compensation for the Company's CEO, CFO and Executive Vice President, Sales and Marketing to provide further alignment with stockholders and enhance our pay for performance objectives.  The Company's CEO, CFO and Executive Vice President, Sales and Marketing are awarded three types of long-term equity awards: (1) non-qualified stock options ("NQSOs"), (2) restricted stock units ("RSUs") and (3) performance share awards ("PSAs").

Grants of long-term incentive awards are approved annually by the Compensation Committee at its regularly scheduled meeting typically on or about March 1. While the majority of equity awards (historically, stock options) to our employees are made under our annual grant program, the Compensation Committee may grant equity awards to employees at other times, including at the time of hire of an employee, promotion of an employee, to reward an employee, for retention purposes or in other circumstances as recommended by the CEO or the Compensation Committee.  In determining the size of the long-term equity incentives to be awarded to employees, we take into consideration a number of factors including, but not limited to, relative job scope, individual performance level, prior contributions to the Company, the need to retain the employee, the size of prior grants and competitive market data.  Based upon these factors, the Compensation Committee determines the size of the equity incentives at levels it considers appropriate to create meaningful opportunity for reward predicated on the creation of long-term stockholder value.

The total dollar value of each executive's equity incentive award is set based on competitive market data provided by Compensation Advisory Partners during their compensation study and is divided in the following proportions: 40% NQSOs, 30% RSUs and 30% PSAs.  NQSOs vest 25% per year over four years and have a ten-year term.  The exercise price of options granted is set at the closing price of our common stock on the date of grant.  RSUs convert to common stock on a one-to-one basis and vest 25% per year over four years.  PSAs are earned on a variable basis dependent upon level of achievement against a long-term performance metric, which for 2017 was a two-year combined EBITDA target for 2017 and 2018.  Vesting of PSAs ranges from a threshold payout of 50% of target to a maximum payout of 200% of target, depending on the level of performance achievement.  Below threshold-level performance will result in a payout of 0% of target.  Earned PSAs convert to shares of common stock on a one-for-one basis.  As of December 31, 2017 we are estimating to achieve our two-year EBITDA target for 2017 and 2018 which would result in a payout of 100% of the PSAs granted during 2017.  As of December 31, 2017 we achieved approximately 90% of our two-year EBITDA target for 2016 and 2017 which will result in a payout of approximately 75% of the PSAs granted during 2016.  The PSAs will convert to shares of the Company upon approval of the audited financial statements by the Board on March 1, 2018.

2017 Executive Compensation

The specific compensation decisions made for each of our executive officers for 2017 reflect the performance of the Company against key financial and operational measurements, as well as performance against objectives.

Base Salary:  The Company's Director, Human Resources and the CEO and CFO review and discuss the NEOs' (other than the CEO and CFO) base salaries.  In connection with establishing the NEOs' (other than the CEO and CFO) base salary adjustments, the Director, Human Resources provides merit increase percentage guidelines based on market compensation data, knowledge of competitive market practices and the Company's salary budget.  The merit increase percentage guidelines (the "Merit Increase Guideline") for the 2017 base salary increases for all NEOs serving at the time were from 0% to 3% and typically take effect on March 1.  After considering the Merit Increase Guideline and evaluating each NEO's performance and the position of his or her current base salary, the CEO, as direct supervisor, makes a specific base salary adjustment recommendation to the Compensation Committee (other than for himself).  Each NEO's actual base salary adjustment, if any, is determined by the Compensation Committee.

In determining the base salary of the NEOs for 2017 the Compensation Committee evaluated the overall performance of the Company, each NEO's contributions to that performance, including the performance of the sales unit or function that such NEO leads when relevant, and market data.  Based on individual considerations with respect to each NEO such as his or her experience and contributions to the Company, and recognizing that the Company must also react to a competitive marketplace on a case-by-case basis when seeking to recruit and retain executives, the Compensation Committee strives to set each NEO's base salary within the Merit Increase Guideline, if warranted.  For 2017, all of the Company's executives, including the NEOs, voluntarily elected not to take an annual merit increase in base salary.

Annual Incentive Cash Bonus Program:  During 2017, the Company achieved adjusted EBITDA of $8,582,000, as reviewed and approved by the Compensation Committee.  These results were approximately 10% above the EBITDA Target of $7,800,000, resulting in a payout at 136% of the EBITDA Target for the EBITDA bonus amount.  Each NEO achieved all of his/her performance objectives set for 2017.  Therefore, for 2017, the incentive cash bonus payout for all eligible employees based on both financial and performance objectives achievement was approved at 118% of each individual's annual Target Bonus. For 2017, Mr. Shuldman, Mr. DeMartino, Mr. Newmark and Mr. Hoffman were paid cash incentive bonuses of $442,500, $196,109, $133,694 and $80,025, respectively.  These amounts are shown in the "Summary Compensation Table" below under the "Non-Equity Incentive Plan Compensation" column.  These bonuses were calculated as a percentage of each executive's base salary in effect as of March 2017.  Mrs. Chernay was not eligible to participate in the incentive bonus program as she earned commissions based on annual sales from her sales unit.  Mrs. Chernay received a commission, paid monthly, equal to approximately 0.5% of sales achieved by her sales unit during 2017, resulting in the payout amount shown in the "Summary Compensation Table" under the "Bonus" column.  The following is a reconciliation of the non-GAAP financial measure, adjusted EBITDA for the year ended December 31, 2017:
Year Ended December 31, 2017
Net income	$3,211,000

Interest expense, net	33,000
Income tax provision	3,561,000
Depreciation and amortization	1,081,000
EBITDA	7,886,000
Share-based compensation expense and acquisition expenses	696,000
Adjusted EBITDA	$8,582,000

Equity Incentive Awards:  For 2017, our CEO recommended to the Compensation Committee a total equity award dollar value range for each executive officer, other than the CEO, CFO and Executive Vice President, Sales and Marketing, primarily based on the compensation study performed by Compensation Advisory Partners as discussed above.  After considering our CEO's recommendations and the compensation study, the Compensation Committee, with our CEO's participation, determined the total equity award dollar value for each NEO other than our CEO.  The Compensation Committee determined our CEO's total equity award dollar value without input of management.  The Compensation Committee considered several factors in making its determinations, including our CEO's recommendations, the Compensation Advisory Partners compensation study, the Company's performance, each NEO's position within the Company and his/her perceived potential contributions to the Company, and the Compensation Committee's subjective understanding of competitive practices in the marketplace with respect to equity awards.  The factors used by our CEO to determine recommendations regarding total equity award dollar value ranges for each NEO and by the Compensation Committee to establish each NEO's total equity award dollar value were assessed by our CEO and the Compensation Committee, respectively, on a subjective basis.

On May 22, 2017, the Compensation Committee awarded a grant to Mr. Shuldman, Mr. DeMartino, Mr. Newmark, Mr. Hoffman, and Mrs. Chernay of stock options to purchase 82,100, 25,700, 24,700, 5,000, and 5,000 shares, respectively.  On May 22, 2017, the Compensation Committee awarded a grant of restricted stock units to Mr. Shuldman, Mr. DeMartino and Mr. Newmark of 16,200, 5,100 and 4,900, respectively.  On May 22, 2017, the Compensation Committee awarded a grant of performance stock awards to Mr. Shuldman, Mr. DeMartino and Mr. Newmark 15,700, 4,900 and 4,700, respectively.  The vesting terms of the grant of each stock award are outlined in the table entitled "Grants of Plan-Based Awards in 2017."  The level of awards granted to each NEO was in line with the recommendations received from Compensation Advisory Partners' study performed in 2015.  The Compensation Committee's decision to grant three types of equity awards in the following proportions was based on the recommendation of Compensation Advisory Partners: 40% NQSO, 30% RSUs and 30% PSAs.

Results of 2017 Annual Meeting

At our 2017 Annual Meeting of stockholders, 91.3% of the votes cast by stockholders voted, on an advisory basis, to approve the compensation of the Company's NEOs.  The Board considered these voting results and evaluated our executive compensation practices. After considering the principles underlying our executive compensation practices and the results of last year's advisory vote on executive compensation, the Board reaffirmed the basic elements of our executive compensation program and policies for 2018.  The Board has adopted a policy of providing for annual say-on-pay votes.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, publicly held corporations are denied deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any "covered employee" in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. A "covered employee" under Section162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. The rules and regulations promulgated under Section 162(m) are complicated, and may change from time to time, and the scope of the transition relief under the legislation repealing Section 162(m)'s exemption from the deduction limit is uncertain. As such, there can be no guarantee that compensation intended to satisfy the requirements for tax deductibility in fact will.

The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the Company's success, as described above. As a result, we currently and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for the 2018 Annual Meeting.

COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE

Thomas R. Schwarz, Chair
John M. Dillon
Graham Y. Tanaka

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by each of the NEOs in 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus (2)($)	Option Awards (3)($)	Stock Awards (4)($)	Non-Equity Incentive Plan Compensation(5)($)	All Other Compensation ($)		Total ($)
Bart C. Shuldman (1)	2017	500,000	-	160,095	240,942	442,500	44,508	(6)	1,388,045
Chairman and Chief	2016	498,698	-	160,066	227,334	300,000	43,507	(6)	1,229,605
Executive Officer	2015	493,232	-	108,500	-	469,803	42,627	(6)	1,114,162

Steven A. DeMartino	2017	332,389	-	50,115	75,525	196,109	23,442	(7)	677,580
President, Chief Financial	2016	330,527	-	50,041	71,461	132,956	23,172	(7)	608,157
Officer, Treasurer and Secretary	2015	322,707	-	86,800	-	204,919	23,116	(7)	637,542

Andrew J. Newmark (9)	2017	283,250	-	48,165	72,503	133,694	10,525	(8)	548,137
Executive Vice President,	2016	281,663	-	48,085	68,583	90,640	10,376	(8)	499,347
Sales & Marketing	2015	259,135	-	54,250	-	139,700	6,822	(8)	459,907

Andrew J. Hoffman	2017	226,058	-	9,750	-	80,025	20,526	(7)	336,359
Senior Vice President,	2016	224,792	-	8,150	-	54,254	19,998	(7)	307,194
Operations	2015	218,245	-	21,700	-	83,620	19,920	(7)	343,485

Tracey S. Chernay	2017	167,077	83,731	9,750	-	-	15,687	(7)	276,245
Senior Vice President	2016	183,000	77,936	8,150	-	-	19,259	(7)	288,345
Casino, Gaming & Lottery Sales	2015	183,000	86,881	16,275	-	-	18,805	(7)	304,961
_______
(1)	Mr. Shuldman is a director of the Company, but does not receive any separate compensation for such service.

(2)
Bonuses paid to Mrs. Chernay represent commissions on casino and gaming annual sales.  Incentive cash bonus awards earned under the Company's annual incentive cash bonus program appear in the "Non-Equity Incentive Plan Compensation" column.

(3)
Amounts reflect the grant date fair value of stock options, calculated in accordance with FASB ASC Topic 718.  The option awards were granted under the Company's 2014 Equity Incentive Plan.  For information on the valuation assumptions with respect to these awards, refer to the notes of the Company's financial statements in the Form 10-K for the years ended December 31, 2015, 2016 and 2017, as filed with the SEC.  Please see the "Outstanding Equity Awards at 2017 Fiscal Year-End" table for a description of option awards.  There were no forfeitures of stock compensation awards by this group during the year.

(4)
Amounts reflect the grant date fair value of RSUs and PSAs calculated in accordance with FASB ASC Topic 718.  These stock awards were granted under the Company's 2014 Equity Incentive Plan.  The grant date fair value of the PSAs assuming maximum performance achievement is as follows: Mr. Shuldman, $241,152, Mr. DeMartino, $75,264 and Mr. Newmark, $72,902.  For information on the valuation assumptions with respect to the RSUs and PSAs reported in this column, refer to the notes of the Company's financial statements in the Form 10-K for the years ended December 31, 2017, as filed with the SEC.  Please see the "Outstanding Equity Awards at 2017 Fiscal Year-End" table for a description of stock compensation awards.  There were no forfeitures of stock compensation awards by this group during the year.

(5)
Amounts represent incentive cash bonuses earned under the Company's annual incentive cash bonus program.  For Mr. Shuldman and Mr. DeMartino, for 2015, 30% of these incentive bonus amounts were paid in the form of deferred stock units with the remainder paid in cash.

(6)
For Mr. Shuldman, this amount consists of an automobile allowance of $19,200, Company contributions under the Company's 401(k) Plan of $8,100, life insurance and disability insurance premiums of $12,438 and tax return preparation fees of $4,770.

(7)
For Mr. DeMartino, Mr. Hoffman and Mrs. Chernay, these amounts consist of automobile allowances of $12,000, $6,000 and $6,000, respectively, Company contributions under the Company's 401(k) Plan of $8,100, $8,100 and $3,976, respectively, and, life insurance and disability insurance premiums of $3,342, $5,711 and $6,426, respectively.

(8)	For Mr. Newmark, these amounts consist of Company contributions under the Company's 401(k) Plan of $8,100 and life insurance premiums of $2,425.
(9)	Mr. Newmark retired from the Company effective December 31, 2017.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table sets forth information concerning the grant of cash plan-based awards to NEOs in 2017:
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Bart C. Shuldman	187,500	375,000	750,000
Steven A. DeMartino	83,097	166,194	332,388
Andrew J. Newmark	56,650	113,300	226,600
Andrew J. Hoffman	33,909	67,817	135,634
Tracey S. Chernay	-	-	-
________
(1)
Represents target payout under our annual incentive cash bonus program for 2017.  Actual amounts paid in March 2018 for 2017 performance are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.  The maximum amounts assume a payout of 200% of the NEO's annual Target Bonus.  The annual incentive cash bonus program is described in the "Compensation Discussion and Analysis".

The following table sets forth information concerning the grant of equity plan-based awards to NEOs in 2017:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options(3)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)($)
		Threshold (units)	Target (units)	Maximum (units)
Bart C. Shuldman	5/22/2017	7,850	15,700	31,400	-	-	-	120,576
	5/22/2017	-	-	-	16,200	-	-	120,366
	5/22/2017	-	-	-	-	82,100	8.30	160,095
Steven A. DeMartino	5/22/2017	2,450	4,900	9,800	-	-	-	37,632
	5/22/2017	-	-	-	5,100	-	-	37,893
	5/22/2017	-	-	-	-	25,700	8.30	50,115
Andrew J. Newmark	5/22/2017	2,350	4,700	9,400	-	-	-	36,096
	5/22/2017	-	-	-	4,900	-	-	36,407
	5/22/2017	-	-	-	-	24,700	8.30	48,165
Andrew J. Hoffman	5/22/2017	-	-	-	-	5,000	8.30	9,750
Tracey S. Chernay	5/22/2017	-	-	-	-	5,000	8.30	9,750

(1)
Represents PSAs that were issued under our 2014 Equity Incentive Plan and are subject to vesting based on performance relative to two-year EBITDA targets.  Each PSA corresponds to one share of common stock.  Vesting ranges from a threshold payout of 50% of target to a maximum payout of 200%.  Below threshold-level performance will result in a payout of 0% of target.  Unvested PSAs do not accrue dividend equivalents.  PSAs convert to common stock on a one-to-one basis upon vesting at the end of the performance period following the Compensation Committee's review and approval of performance achievement levels.

(2)
Represents RSUs that were issued under our 2014 Equity Incentive Plan.  Unvested RSUs do not accrue dividend equivalents.  Subject to the terms of our 2014 Equity Incentive Plan and the stock award agreements issued in connection with these grants, each RSU granted in 2017 to a NEO vests at a rate of 25% per year over four years and are settled in shares of common stock on a one-for-one basis.

(3)
Represents stock option awards that were issued under our 2014 Equity Incentive Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the closing price of the stock on the date the option was granted.  Subject to the terms of our 2014 Equity Incentive Plan and the option agreements issued in connection with these grants, each option award granted in 2017 to a NEO vests at a rate of 25% per year over four years.

(4)
The amounts shown represent the grant date fair value of stock awards granted in 2017 calculated in accordance with FASB ASC Topic 718.  The grant date fair values shown for PSAs granted to our NEOs assume target-level performance. For information on the valuation assumptions with respect to these awards, refer to note 10 of the Company's financial statements in the Form 10-K for the year ended December 31, 2017, as filed with the SEC.  Please see the "Outstanding Equity Awards at 2017 Fiscal Year-End" table for a description of option awards.  There were no forfeitures of stock option awards by this group during the year.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table shows outstanding equity awards for the NEOs as of December 31, 2017:

	Option Awards				Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)(2)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number Units of Stock That Have Not Vested(#)	Market Value of Units of Stock That Have Not Vested($)(3)	Number of Unearned Units That Have Not Vested(#)(4)	Payout Value of Unearned Units That Have Not Vested($)(3)
Bart C. Shuldman (1)						-	-	-
5/27/2010	25,000	-	7.45	5/27/2020	-	-	-	-
3/7/2011	17,500	-	9.89	3/7/2021	-	-	-	-
3/5/2012	22,500	-	6.70	3/5/2022	-	-	-	-
3/1/2013	22,500	-	7.89	3/1/2023	-	-	-	-
2/27/2014	18,750	31,250	11.61	2/27/2024	-	-	-	-
2/26/2015	12,500	37,500	6.76	2/26/2025	-	-	-	-
2/25/2016	24,550	73,650	7.17	2/25/2026	12,600	166,950	-	-
4/28/2016	-	-	-	-	-	-	11,194	148,321
5/22/2017	-	82,100	8.30	5/22/2027	16,200	214,650	15,700	208,025

Steven A. DeMartino (1)
5/27/2010	20,000	-	7.45	5/27/2020	-	-	-	-
3/7/2011	17,500	-	9.89	3/7/2021	-	-	-	-
3/5/2012	20,000	-	6.70	3/5/2022	-	-	-	-
3/1/2013	20,000	-	7.89	3/1/2023	-	-	-	-
2/27/2014	11,250	3,750	11.61	2/27/2024	-	-	-	-
2/26/2015	20,000	20,000	6.76	2/26/2025	-	-	-	-
2/25/2016	7,675	23,025	7.17	2/25/2016	3,975	52,669	-	-
4/28/2016	-	-	-	-	-	-	3,508	46,481
5/22/2017	-	25,700	8.30	5/22/2027	5,100	67,575	4,900	64,925

Andrew J. Newmark
2/25/2016	7,375	-	7.17	12/31/2018	-	-	-	-
4/28/2016	-	-	-	-	-	-	3,358	44,494

Andrew J. Hoffman
3/7/2011	5,000	-	9.89	3/7/2021	-	-	-	-
2/27/2014	5,625	1,875	11.61	2/27/2024	-	-	-	-
2/26/2015	-	5,000	6.76	2/26/2025	-	-	-	-
2/25/2016	-	3,750	7.17	2/25/2026	-	-	-	-
5/22/2017	-	5,000	8.30	5/22/2027	-	-	-	-

Tracey S. Chernay
3/7/2011	10,000	-	9.89	3/7/2021	-	-	-	-
3/1/2013	7,500	-	7.89	3/1/2023	-	-	-	-
2/27/2014	5,625	1,875	11.61	2/27/2024	-	-	-	-
2/26/2015	-	3,750	6.76	2/26/2025	-	-	-	-
2/25/2016	-	3,750	7.17	2/25/2026	-	-	-	-
5/22/2017	-	5,000	8.30	5/22/2027	-	-	-	-
________

(1)
In addition to the stock options and awards reflected in the table above, Mr. Shuldman holds 19,657 fully vested deferred stock units and Mr. DeMartino holds 8,574 fully vested deferred stock units.  These fully deferred stock units are payable upon the third anniversary of the grant date, or if earlier, a sale of the Company or the executive terminating employment with the Company for any reason, or on the third year anniversary of the grant date.

(2)	The vesting schedule of the option awards reflected in the table are as follows:
Grant Dates	Vesting Schedule
2/27/2008, 3/5/2009	20% per year for five years
5/27/2010, 3/7/2011, 3/5/2012, 5/30/12, 3/1/2013, 2/27/2014, 2/26/2015, 2/25/2016, 5/22/2017 (*)	25% per year for four years
(*)	For the 50,000 stock option grants made to Mr. Shuldman on 2/27/14 and 2/26/2015, 25,000 options vest 25% per year for four years and 25,000 options vest 100% after five years.

(3)
The market value of RSUs and PSAs are calculated by multiplying the number of unvested units by the closing price of $13.25 per share of our common stock on December 29,2017, which was the last trading day of the year.

(4)
The number of shares shown for the PSAs granted on 4/28/2016 is based on achieving 74.6% of the actual performance through December 31, 2017.  The number of shares shown for the PSAs granted on 5/22/2017 assumes target-level of performance based on estimates as of December 31, 2017.  Actual payouts for these PSAs will be based on actual performance at the end of the two-year performance period.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (1)(#)	Value Realized on Vesting(2)($)
Bart C. Shuldman	27,000	$149,854	10,232	$76,110
Steven A. DeMartino	30,000	212,662	3,956	29,471
Andrew J. Newmark	-	-	1,275	9,371
Andrew J. Hoffman	32,000	189,890	-	-
Tracey S. Chernay	14,250	118,885	-	-
________
(1)
Includes the underlying shares of the fully vested deferred stock units granted on February 27, 2014 to Mr. Shuldman and Mr. DeMartino under the 2005 Equity Incentive Plan, respectively.  Also includes fully vested RSU granted on 2/25/2016 to Mr. Shuldman, Mr. DeMartino and Mr. Newmark under the 2014 Equity Incentive Plan, respectively.  The deferred stock units are payable upon the third year anniversary from the date of grant in the form of shares of the Company's common stock on a one-for-one basis.  The RSUs vest 25% per year for four years in the form of shares of the Company's common stock on a one-for-one basis.

(2)
Amounts for shares underlying deferred fully vested stock units are calculated based on the market value of the Company's common stock on February 27, 2017, the third year anniversary from the date of grant.  Amounts for shares underlying fully vested RSUs are calculated based on the market value of the Company's common stock on February 25, 2017, the date the RSUs vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that may require payments be made, and/or benefits be provided, to the NEOs: (i) in the event a NEO's employment is terminated other than for Cause, as defined below, (a "Termination Event"), (ii) if a change in control (as defined by the applicable agreement or plan) occurs (a "Change in Control Event") or (iii) if a Termination Event occurs or a NEO resigns for certain specified reasons within one year following a Change in Control Event (a "Change in Control and Termination Event").  The payments and benefits that each NEO may be entitled to receive upon a Termination Event, Change in Control Event or a Change in Control and Termination Event are described in the NEO's employment agreement or severance agreement, the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan, as applicable.  None of the agreements for our NEOs includes a gross up for any taxes as a result of golden parachute payments.  Below is a description of the types of events that would trigger payments under these agreements and plans and the potential payments to each such NEO assuming that a triggering event occurred on December 31, 2017, the last day of our most recent fiscal year.

Employment and Severance Agreements

Definitions.  The applicable employment and severance agreements generally define Cause as a termination for the following reasons: (i) action or inaction by the NEO that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company or a commission of a crime of moral turpitude; (ii) material, repetitive, unjustified and unexcused refusal to follow the reasonable and lawful written instruction of the Board—or in the case of the NEOs other than Mr. Shuldman, the Board or the Company's CEO; or (iii) death or disability.  A Change in Control Event is generally defined in each agreement to include (i) a merger of the Company with another company where the majority of the board of the surviving company is not comprised of directors of the Company in office immediately prior to the transaction, (ii) a change in the board of directors of the Company such that after an election a majority of the directors in office are not directors that were nominated by two-thirds of board members prior to the election or (iii) a complete liquidation of the Company.

Effect of a Termination Event or a Change in Control and Termination Event.  Under the terms of an Employment Agreement dated July 31, 1996 between Bart C. Shuldman and the Company, as amended, if a Termination Event were to occur, Mr. Shuldman would be entitled to continue to receive for two years following his termination: (i) his annual base salary and (ii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning) and he would also receive a pro rata portion of his annual target bonus for the year of termination.

If a Change in Control Event were to occur and the employment of Mr. Shuldman is terminated other than for Cause, or if he resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company's facilities, within one year following a Change in Control Event, Mr. Shuldman would be entitled to receive for three years after his termination (i) his annual base salary, (ii) annual target bonus and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning).  In addition, all stock options and other awards granted to Mr. Shuldman under the Company's stock plans would immediately vest and any outstanding PSAs would vest at 100% of  target.

Under the terms of a Severance Agreement with Steven A. DeMartino dated June 1, 2004, as amended, if a Termination Event were to occur, Mr. DeMartino would be entitled to continue to receive, for one year following the date of termination (i) his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; and an automobile allowance.)  If a Change in Control Event were to occur and the employment of Mr. DeMartino is terminated other than for Cause, or if he resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company's facilities, within one year following a Change in Control Event, Mr. DeMartino would be entitled to receive for two years after his termination (i) his annual base salary, (ii) annual target bonus and (iii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; and an automobile allowance).  In addition, all stock options and other awards granted to Mr. DeMartino would immediately vest and any outstanding PSAs would vest at 100% of target.

Under the terms of Severance Agreements with Andrew J. Hoffman and Tracey S. Chernay dated November 18, 2005 and July 29, 2005, respectively, each as amended, if a Termination Event were to occur, the applicable NEO would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of his or her annual base salary, (ii) a pro rata portion of his or her annual target bonus for the year of termination, and (iii) group medical and dental benefits.  If a Change in Control Event were to occur, and the employment of the applicable NEO is terminated other than for Cause within one year following the Change in Control Event, Mr. Hoffman and Mrs. Chernay would each be entitled to continue to receive for a period of one year from the date of termination his/her (i) base salary, (ii) annual target bonus and (iii) group medical and dental benefits.  In addition, all stock options and other awards granted to the applicable NEO would immediately vest.

Mr. Newmark is not party to any agreement that would entitle him to any severance payments or benefits.

Equity Plans

2005 Equity Incentive and 2014 Equity Incentive Plans.  The terms of the Company's 2005 Equity Incentive Plan and 2014 Equity Incentive Plan provide that all awards issued under the plan would accelerate and either become exercisable or vest, as applicable, immediately prior to any of the following: (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not the Company or a publicly owned corporation (or a subsidiary thereof) in which the stockholders of the Company immediately prior to the transaction continue to beneficially own 50% or more of the voting securities of the Company, (ii) a sale, transfer, exchange or other disposition of all or substantially all of the Company's assets, (iii) any acquisition of 50% or more of the voting securities of the Company excluding acquisitions by specified parties or (iv) any dissolution or liquidation of the Company.  Upon the occurrence of some of the foregoing Change in Control Events, stock or other property to be delivered upon acceleration of any award may be placed in escrow, rather than actually delivered, under terms set by the Compensation Committee.

PAYMENTS UPON A CHANGE IN CONTROL EVENT

The following table summarizes if a Change in Control Event had occurred on December 31, 2017 that triggered acceleration of all of the equity awards outstanding to each NEO under the 2005 Equity Incentive Plan and 2014 Equity Incentive Plan that accelerate either by their terms or the terms of the applicable plan:
Name	Stock Awards (1)	Option Awards (2)	Total
Bart C. Shuldman	$1,215,926	$1,881,726	$3,097,652
Steven A. DeMartino	440,139	1,011,071	1,451,210
Andrew J. Newmark	44,494	44,840	89,334
Andrew J. Hoffman	-	109,100	109,100
Tracey S. Chernay	-	157,988	157,988
________
(1)
Accelerated deferred stock units, RSUs and PSAs were valued using the closing price of $13.25 per share of our common stock on December 29, 2017, which was the last trading day of the year.  Upon a Change in Control Event, performance-based awards vest at target.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $13.25 per share of our common stock on December 29, 2017, which was the last trading day of the year.

PAYMENTS UPON A TERMINATION EVENT

The following table summarizes the potential payments to each NEO, over the course of the applicable time period for which such payments would be owed, assuming that a Termination Event occurred on December 31, 2017, the last day of the Company's fiscal year.
Name	Base Salary	Pro Rata Portion of Annual Target Bonus	Benefits(1)	Stock Options	Stock Awards	Total
Bart C. Shuldman	$1,000,000	$375,000	$128,716	-	-	$1,503,716
Steven A. DeMartino	332,389	166,195	42,966	-	-	541,550
Andrew J. Newmark (2)	-	-	-	-	-	-
Andrew J. Hoffman	113,029	33,909	6,204	-	-	153,142
Tracey S. Chernay	82,500	-	6,204	-	-	88,704
________
The following assumptions were used to calculate these payments:

(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company's cost of medical premiums is included here.

(2)	Mr. Newmark is not party to any agreement that would entitle him to any severance payment or benefits.

PAYMENTS UPON A CHANGE IN CONTROL AND TERMINATION EVENT

The following table summarizes the potential payments to each NEO, over the course of the applicable time period for which such payments would be owed, assuming that a Change in Control and Termination Event occurred on December 31, 2017, the last day of the Company's fiscal year.

Name	Base Salary	Annual Target Bonus	Benefits(1)	Stock Options (2)	Stock Awards (3)	Total
Bart C. Shuldman	$1,500,000	$1,125,000	$193,074	$1,881,726	$1,215,926	$5,915,726
Steven A. DeMartino	664,778	332,389	85,931	1,011,071	440,139	2,534,308
Andrew J. Newmark (4)	-	-	-	44,840	44,494	89,334
Andrew J. Hoffman	226,058	67,817	12,409	109,100	-	415,384
Tracey S. Chernay	165,000	-	12,409	157,988	-	335,397
________
The following assumptions were used to calculate these payments:

(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company's cost of medical premiums is included here.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $13.25 per share of our common stock on December 29, 2017, which was the last trading day of the year.

(3)	Accelerated deferred stock units, RSUs and PSAs were valued using the closing price of $13.25 per share of our common stock on December 29, 2017, which was the last trading day of the year.

(4)	Mr. Newmark is not party to any agreement that would entitle him to any severance agreement

Non-Competition Provisions That Apply to a Termination Event or Change in Control Event

Pursuant to Mr. Shuldman's Employment Agreement, upon the occurrence of a Termination Event while he is receiving severance payments under the agreement, Mr. Shuldman agrees that for two years, or in the case of a Change in Control Event, for three years, that he will not directly or indirectly engage in any business or activity that is competitive with the Company in a geography where the Company is selling its products.  Further, Mr. Shuldman agrees not to attempt to recruit any employees of the Company or encourage them to leave the Company and agrees not to encourage any of the Company's customers to direct their business elsewhere.  The other NEOs have the same provisions in their Severance Agreements, except that they apply for six months upon the occurrence of a Termination Event or one year upon the occurrence of a Change in Control Event and they are not contingent upon the payment of the benefits described in each agreement by the Company to the NEO.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2017

Name(2)	Fees Earned Or Paid in Cash ($)	Stock Awards (1)($)	Total ($)
John M. Dillon	$40,000	$34,921	$74,921
Thomas R. Schwarz	40,000	34,921	74,921
Graham Y. Tanaka	40,000	34,921	74,921

(1)
On May 22, 2017, Mr. Dillon, Mr. Schwarz and Mr. Tanaka were each awarded 4,700 RSUs granted under the Company's 2014 Equity Incentive Plan, all of which were unvested as of December 31, 2017.  The RSUs vest at the rate of 25% per year beginning on the first anniversary of the date of grant.  The amounts shown represent the grant date fair value of the RSUs granted in 2017 calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC 780.

(2)
Mr. Shuldman, our CEO, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director.  The compensation received by Mr. Shuldman as an employee is shown in the Summary Compensation Table.

For 2017, each non-employee director of the Company received a retainer of $10,000, for each fiscal quarter served as director as compensation for services rendered.  Directors are also reimbursed for reasonable expenses incurred in attending meetings.  The Company does not separately compensate directors for service on any committee of the Board.

Starting in 2017, each non-employee director receives total equity compensation of $35,000 awarded through RSUs that will convert to common stock on a one-to-one basis and vest 25% per year over four years.  This was based on an independent review conducted during 2015 by Compensation Advisory Partners who was engaged by the Compensation Committee to assess the competitiveness of the Board of Director's total compensation program with the goal of implementing compensation changes based on Compensation Advisory Partner's advice and/or recommendations, if any in 2016.  Based on the review conducted by Compensation Advisory Partners, the Compensation Committee made a revision to the equity component of the Board of Directors' compensation in order to better align the Board with the Company's stockholders and long-term performance growth, as well as the compensation of directors of other similar sized public companies.  The number of RSUs awarded is calculated based on the share price on the day of grant. In 2017, each non-employee director received a grant of 4,700 RSUs, pursuant to the terms of the Company's 2014 Equity Incentive Plan.  The RSU awards vest at the rate of 25% per year beginning on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John M. Dillon, Thomas R. Schwarz and Graham Y. Tanaka were members of the Compensation Committee during fiscal year 2017.  No member has served as an officer or employee of the Company at any time.  None of the Company's executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company's Board.  None of the Company's executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board's Compensation Committee.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in next year's proxy materials must be received by the Secretary of the Company on or before December 12, 2018.  Proposals should be addressed to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  Stockholders who wish to make a proposal at the 2019 Annual Meeting without regard to whether it will be included in the Company's proxy materials should notify the Company no later than March 12, 2019.  If a stockholder who wishes to present a proposal fails to notify the Company by the due date, the proxies that the Company solicits for the meeting will accord them discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

PROCEDURES FOR SUBMITTING DIRECTOR NOMINATIONS AND RECOMMENDATIONS

Stockholders may nominate candidates for election to the Board if the proper nomination procedures specified in the Company's By-Laws are followed.  All nominations by stockholders must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting at which election of directors will take place; however, if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, nominations will be timely if received not later than 10 days after notice was given or public disclosure was made.  A stockholder's notice must set forth in writing (i) for each person proposed to be nominated, all information relating to each such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person's written consent to be named in the proxy and to serving as a director, and (ii) for the stockholder giving notice, the (x) name and address of such stockholder as they appear on the Company's books, and (y) the class and number of shares of the Company beneficially owned by such stockholder.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS POLICY

Any stockholder or interested party wishing to communicate directly with members of the Board should do so in writing.  All correspondence addressed to the Board as a whole, to its independent directors, to any of its Committees or Committee Chairs, or to individual Board members should be mailed to the following address:

Board of Directors/Independent Directors/Committee/Director
c/o Secretary
TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT 06518

•	You are welcome to communicate anonymously or confidentially.

•
All correspondence addressed to an individual director or Committee Chair, and marked "Confidential", will be collected in the office of the Secretary and forwarded unopened to the individual director.

•	Other correspondence will be opened by the Secretary, reviewed, copied and directed as follows:

o	Concerns regarding the Company's accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.
o	Nominations or recommendations of candidates for election to the Board will be referred to members of the Nominating Committee.
o	Other correspondence will be copied by the Secretary and forwarded to all of the members of the Board (or its independent directors, if so addressed) unless the stockholder directs otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

TRANSACT TECHNOLOGIES INCORPORATED
Annual Meeting of Stockholders
May 21, 2018 at 10:00 AM
This Proxy is solicited by the Board of Directors

The undersigned stockholder of TransAct Technologies Incorporated (the "Company") does hereby nominate, constitute and appoint Bart C. Shuldman and Steven A. DeMartino, or either of them, with full power to act alone, my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all of the shares of Common Stock of the Company standing in my name on its books on March 23, 2018, at the Annual Meeting of its stockholders to be held at the Company's executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 on May 21, 2018 at 10:00 a.m., or at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  FOR PROPOSAL 1, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE AS DIRECTOR. FOR PROPOSAL 2, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018. FOR PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.  PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD BACK IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TRANSACT TECHNOLOGIES INCORPORATED ONE HAMDEN CENTER 2319 WHITNEY AVENUE, SUITE 3B HAMDEN, CT 06518
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTOR	For	Withhold
Nominee
	1a. John M. Dillon	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. 3.
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
					☐ ☐	☐ ☐	☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date